CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2016 RESULTS

Norton, Massachusetts, March 2, 2017. CPS Technologies Corporation (NASDAQ: CPSH) today announced revenues of $2.9 million and a net loss of $254 thousand for the Fourth Quarter ended December 31, 2016. This compares with revenues of $5.4 million and a net profit of $255 thousand for the Fourth Quarter ended December 26, 2015.

Revenues for the year ended December 31, 2016 totaled $15.4 million compared with $21.8 million for the year ended December 26, 2015. The net loss for the year totaled $455 thousand for fiscal 2016, compared with net income of $451 thousand for fiscal 2015.

Grant Bennett, President and CEO, said, “Revenues in the fourth quarter continued to be weak, as expected. We have discussed this development in previous communications as far back as the second quarter last year. This weakness is centered in our major European customers who indicate that they are experiencing general weakness in demand, similar to that experienced in 2012. In addition, we are adversely impacted by the strength of the U.S. dollar which limits our pricing flexibility, adversely affecting both our unit volume and margins. The market conditions are temporary and while we are maintaining a tight rein on most spending, we are continuing aggressive sales and marketing activities, in both old and new sectors, which are critical to returning to a growth path.

Our strategy includes achieving a leadership position worldwide in the electronics markets in which we currently participate, and diversifying into other markets, such as armor, where our core technology provides real value. This strategy is driving positive developments which improve our outlook for later this year and 2018. These developments include:

  We recently we made our first shipment to China, a market we believe could be as large as Europe within a few years and is on a rapid growth trajectory
  Despite the absence of a final ruling in our patent dispute in Japan, we have been communicating frequently with large potential Japanese customers. We have been solicited for quotes and it is very possible that we will be shipping additional products in the second half of this year. This market for our products is also roughly the size of Europe and represents a significant long-term opportunity.
•	In November of 2016 we added Tom Breen to fill the newly-created position of SVP, Sales and Marketing, as discussed in previous investor calls. Since joining CPS, Tom has been visiting many of our key current and potential customers and led the annual sales meeting, focused on energizing the world-wide sales group to more effectively offer solutions that meet emerging customer needs. In addition, he has been a major contributor to our annual strategic planning process that will position CPS for long term, profitable growth.

We believe Tom’s leadership coupled with the investment in the sales force over the past two years will begin to yield meaningful new orders during 2017 and offers significant upside in 2018 and beyond.
•	We are pressing forward with our fracking and armor customers and early this year those discussions have accelerated, resulting in new orders. In both areas, we expect to generate greater business this year than last year and we believe both product lines offer significant long-term growth potential.”

The Company will be hosting its fourth quarter conference call with investors at 4:30PM today. Those interested in participating in the conference should call:

Call-in Number: 855-863-0441

Conference ID: 78675235

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2016 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	-----Quarter Ended-----		-----Year Ended-----
	Dec. 31,	Dec. 26,	Dec. 31,	Dec. 26,
	2016	2015	2016	2015
Total Revenues	$2,873,510	$5,412,419	$15,351,053	$21,761,681
Cost of Sales	2,796,265	4,155,945	13,195,501	17,096,690

Gross Margin	77,245	1,256,474	2,155,552	4,664,991
Operating Expenses	772,725	960,380	3,336,631	4,045,834

Operating income	(695,480)	296,094	(1,181,079)	619,157
Interest income	3,114	3,389	51,318	5,694

Income before income taxes	(692,366)	299,483	(1,129,761)	624,851
Income tax expense (benefit)	(439,144)	44,732	(676,144)	174,232

Net income (loss)	(253,222)	254,751	(453,617)	450,619

Net income (loss) per diluted share	($0.01)	$0.02	($0.03)	$0.03
Shares outstanding, diluted	13,203,436	13,585,632	13,201,284	13,639,074

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)

	Dec. 31,	Dec. 26,
	2016	2015

Assets

Current assets:
Cash and cash equivalents	$3,407,760	$3,412,649
Accounts receivable-trade, net	1,959,606	3,572,479
Inventories, net	1,970,961	2,632,444
Prepaid expenses	88,443	104,761
Total current assets	7,426,770	9,722,333

Property and equipment, net	1,783,627	1,688,553
Deferred taxes	2,827,349	2,150,749
Total assets	$12,037,746	$13,561,635

Liabilities and Equity

Current liabilities:
Accounts payable	662,482	1,622,564
Accrued expenses	623,959	931,916
Total current liabilities	1,286,441	2,554,480

Stockholders' equity	10,751,305	11,007,155
Total liabilities and stockholders' equity	$12,037,746	$13,561,635